Coinshares Valkyrie Bitcoin Fund POS AM

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Prospectus of our report dated March 27, 2024, relating to the financial statements of Coinshares Valkyrie Bitcoin Fund (formerly the Valkyrie Bitcoin Fund), as of December 31, 2023, and to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Cohen & Company

Hunt Valley, Maryland
October 4, 2024